                           SCHEDULE 14A INFORMATION
          Proxy Statement Pursuant to Section 14(a) of the Securities
                             Exchange Act of 1934
                             (Amendment No.     )

     Filed by the Registrant  x
                             ---
     Filed by a Party other than the Registrant ___
     Check the appropriate box:
     ___  Preliminary Proxy Statement
     ___ Confidential, for use of the Commission only (as permitted by Rule 14a-6(e)(2))
      x   Definitive Proxy Statement
     ---
     ___  Definitive Additional Materials
     ___  Soliciting material pursuant to (S)240.14a-11(c) or (S) 240.14a-12

                    LIFE TECHNOLOGIES, INC.
- --------------------------------------------------------------------------------
               (Name of Registrant as Specified in Its Charter)
            Joseph C. Stokes, Jr.
- --------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement if other than the Registrant) Payment of Filing Fee (Check the appropriate box):
      x   $125 per Exchange Act Rules 0-11(c)(1)(ii),14a-6(i)(1), 14a-6(i)(2) or
     ---
          Item 22(a)(2) of Schedule 14A.
     ___ $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).
     ___ Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

          (1)  Title of each class of securities to which transaction applies:
________________________________________________________________________________
          (2)  Aggregate number of securities to which transactions applies:
________________________________________________________________________________
          (3) Per unit price or other underlying value of transaction computed pursuant to
                   Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
________________________________________________________________________________
          (4)  Proposed maximum aggregate value of transaction:
________________________________________________________________________________
          (5)  Total fee paid:

________________________________________________________________________________
      x   Fee paid previously with preliminary materials.
     ---

     ___ Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

          (1)  Amount previously paid:
          ----------------------------

          (2)  Form, Schedule or Registration Statement No.:
          --------------------------------------------------

          (3)  Filing party:
          --------------------

          (4)  Date filed:
          ----------------

                            LIFE TECHNOLOGIES, INC.
                             8717 Grovemont Circle
                         Gaithersburg, Maryland 20877
                                                                  March 20, 1995

                                PROXY STATEMENT

                              GENERAL INFORMATION

PROXY SOLICITATION

     This proxy statement is furnished to the holders of Common Stock, par value $.01 per share (the "Common Stock"), of Life Technologies, Inc. (the "Company") in connection with the solicitation of proxies on behalf of the Board of Directors of the Company for use at the Annual Meeting of Stockholders of the Company (the "Annual Meeting") to be held on Tuesday, April 11, 1995, or at any adjournment thereof. The purposes of the Annual Meeting and the matters to be acted upon are set forth in the accompanying Notice of Annual Meeting of Stockholders. The Board of Directors knows of no other business that will come before the Annual Meeting.

     Proxies for use at the Annual Meeting will be mailed to stockholders on or about March 20, 1995, and will be solicited chiefly by mail. Additional solicitations may be made by telephone or telegram by employees of the Company. The Company will bear the cost of the solicitation of proxies, which may include the reasonable expenses of brokerage firms and others for forwarding proxies and proxy material to the beneficial owners of Common Stock of the Company. The Company has retained Morrow & Co., Inc., 909 Third Avenue, New York, New York 10022-4799, to assist in soliciting proxies, for which they will be paid a fee of $3,000.00, plus handling, postage and out-of-pocket expenses.

REVOCABILITY AND VOTING OF PROXY

     A form of proxy for use at the Annual Meeting and a return envelope for the proxy are enclosed. Stockholders may revoke the authority granted by their execution of proxies at any time before their effective exercise by filing with the Secretary of the Company a written notice of revocation or a duly executed proxy bearing a later date, or by voting in person at the Annual Meeting. Shares of the Company's Common Stock represented by executed and unrevoked proxies will be voted in accordance with the instructions specified thereon. If no specifications are given, the proxies intend to vote the shares represented thereby to approve the Proposals set forth in the accompanying Notice of Annual Meeting of Stockholders and in accordance with their best judgment on any other matters which may properly come before the Annual Meeting. A person giving the accompanying proxy has the power to revoke it at any time before the voting.

RECORD DATE AND VOTING RIGHTS

     As of February 17, 1995, the Company had outstanding 15,005,814 shares of Common Stock, each of which is entitled to one vote on each of the matters to be presented at the Annual Meeting. Only stockholders of record at the close of business on that date will be entitled to vote at the Annual Meeting or any adjournment thereof. The holders of a majority of the outstanding shares of Common Stock, present in person or by proxy and entitled to vote, will constitute a quorum at the Annual Meeting.

     A plurality of the votes cast by the holders of the shares of Common Stock present in person or represented by proxy at the Annual Meeting is required for the election of directors. Shares of Common Stock held by stockholders present in person at the Annual Meeting that are not voted for a nominee or shares held by stockholders represented at the Annual Meeting by proxy from which authority to vote for a nominee has been properly withheld (including broker non-votes) will not affect the election of the nominees receiving the plurality of votes. "Broker non-votes" are shares held by brokers or nominees which are present in person or represented by proxy, but which are not voted on a particular matter because instructions have not been received from the beneficial owner.

     The affirmative vote of the holders of a majority of the shares of Common Stock present in person or represented by proxy at the Annual Meeting and entitled to vote is required for approval of the Company's 1995 Long-Term Incentive Plan and the ratification of the selection of Coopers & Lybrand L.L.P. as the Company's auditors for fiscal year 1995. Broker non-votes with respect to these matters will be treated as neither a vote "for" nor "against" the matter, although they will be counted in determining if a quorum is present. However, abstentions will be considered in determining the number of votes required to attain a majority of the shares present or represented at the Annual Meeting and entitled to vote. Accordingly, an abstention from voting by a stockholder present in person or represented by proxy at the Annual Meeting has the same legal effect as a vote "against" the matter because it represents a share present or represented at the Annual Meeting and entitled to vote, thereby increasing the number of affirmative votes required to oppose the matter under consideration.

                     BENEFICIAL OWNERSHIP OF COMMON STOCK

     The following table sets forth information, as of January 1, 1995, regarding the beneficial ownership of Common Stock of the Company of (i) each person known by the Company to own beneficially more than five percent of the Company's outstanding Common Stock; (ii) each director and nominee for director of the Company; (iii) each of the executive officers named in the Summary Compensation Table (see "Executive Compensation"); and (iv) all directors and executive officers of the Company as a group. Such beneficial ownership is reported in accordance with the rules of the Securities and Exchange Commission and includes shares of Common Stock which may be acquired within 60 days upon the exercise of outstanding stock options. Except as otherwise specified, the named beneficial owner has sole voting and investment power.

                                                   AMOUNT AND NATURE OF                 PERCENTAGE OF
NAME AND ADDRESS OF BENEFICIAL OWNER               BENEFICIAL OWNERSHIP                  COMMON STOCK
- -------------------------------------------------------------------------------------------------------
The Dexter Corporation                              8,164,443 shares (1)                     54.5%
One Elm Street
Windsor Locks, CT 06096

State of Wisconsin                                  1,208,000 shares (2)                     8.1%
Investment Board
121 East Wilson Street
Madison, Wisconsin 53707

Frederick R. Adler                                    777,930 shares (3)                     5.2%
250 Royal Palm Way, Suite 205
Palm Beach, Florida 33480

Thomas H. Adams, Ph.D.                                      --                               --
Richard Axel, M.D., Ph.D.                              58,038 shares (4)                     .4%
Kathleen Burdett                                            --                               --
Betsy Z. Cohen                                          1,000 shares                         --
Paul A. Marks, M.D.                                    22,000 shares                         .2%
Robert E. McGill, III                                   6,125 shares                         --
Jerry E. Robertson, Ph.D.                                   --                               --
Donald C. Sutherland                                    2,000 shares                         --
J. Stark Thompson, Ph.D.                              184,501 shares (5)                     1.2%
K. Grahame Walker                                           --                               --
Thomas M. Coutts                                       44,001 shares (6)                     .3%
Brian D. Graves                                        24,930 shares (7)                     .2%
George E. Lowke, Ph.D.                                 25,334 shares (8)                     .2%
Joseph C. Stokes, Jr.                                  36,922 shares (9)                     .3%
All directors and executive                         1,240,004 shares                        8.3%
   officers as a group (18 persons)

                             [Notes on Next Page]

NOTES:

(1) Excludes 59,404, 139,865 and 17,966 shares of common stock of The Dexter Corporation ("Dexter"), an affiliate of the Company, beneficially owned by Mr. McGill, Mr. Walker and Ms. Burdett, respectively, constituting an aggregate of approximately .88% of the outstanding shares of Dexter, as of January 1, 1995. The shares of Dexter beneficially owned by Mr. McGill, Mr. Walker and Ms. Burdett include 48,334, 89,583 and 15,616 shares, respectively, which Mr. McGill, Mr. Walker and Ms. Burdett may acquire upon the exercise of stock options.

(2) This number of shares is based on information set forth in the Schedule 13G, dated February 13, 1995, filed by the State of Wisconsin Investment Board with the Securities and Exchange Commission.

(3) Includes 7,000 shares of Common Stock owned by Mr. Adler's wife, of which he may be deemed to be the beneficial owner. Mr. Adler disclaims beneficial ownership of these 7,000 shares.

(4) Includes 40,000 shares of Common Stock which Dr. Axel may acquire upon the exercise of stock options.

(5) Includes 163,334 shares of Common Stock which Dr. Thompson may acquire upon the exercise of stock options. Also includes 300 shares owned by Dr. Thompson's wife and 200 shares owned by Dr. Thompson's son, of which he may be deemed to be the beneficial owner. Dr. Thompson disclaims beneficial ownership of these 500 shares.

(6) Includes 44,001 shares of Common Stock which Mr. Coutts may acquire upon the exercise of stock options.

(7) Includes 24,667 shares of Common Stock which Mr. Graves may acquire upon the exercise of stock options.

(8) Includes 25,334 shares of Common Stock which Dr. Lowke may acquire upon the exercise of stock options.

(9) Includes 33,667 shares of Common Stock which Mr. Stokes may acquire upon the exercise of stock options.

                    PROPOSAL NO. 1 - ELECTION OF DIRECTORS

     The Company's certificate of incorporation provides for three classes of directors, each class to consist of not more than five nor fewer than three directors, with the term of one class expiring at each annual meeting of stockholders. The number of directors in each class is determined by the vote of at least 75% of the directors.

     The Board of Directors has determined that the total number of directors of the Company shall be ten, with three in the class whose term will expire in 1996, four in the class whose term will expire in 1997, and three in the class whose term will expire in 1998. At the Annual Meeting, three directors are to be elected for terms expiring in 1998.

     Unless otherwise specified, the enclosed proxy will be voted for the election of Kathleen Burdett, Betsy Z. Cohen and J. Stark Thompson to serve until the 1998 Annual Meeting of Stockholders and until their successors shall have been duly elected and shall qualify. Each of the nominees, except for Ms. Burdett, is currently a director of the Company. If for any reason at the time of the Annual Meeting any nominee should be unable to serve as a director, a contingency which the Board of Directors does not expect to occur, discretionary authority is reserved to vote for a substitute.

     The following information relates to the nominees listed above and to the other directors of the Company whose terms of office will extend beyond the Annual Meeting.

                                   NOMINEES
TERM EXPIRING IN 1998:

KATHLEEN BURDETT

     Ms. Burdett, age 39, has been vice president and chief financial officer of Dexter (specialty materials company) since January 1995. She previously served as vice president and controller of Dexter since 1989.

BETSY Z. COHEN                                               DIRECTOR SINCE 1992

     Ms. Cohen, age 53, has been chairman of the board of State Bancshares, Inc. (bank holding company) since 1981. She has been chairman of the board of Jefferson Bank, Philadelphia, Pennsylvania, since 1974. She has been chairman of the board of Jefferson Bank of New Jersey, Mt. Laurel, New Jersey, since 1987. From 1984 to 1989, she was chairman of the board of Dominion Bank of Maryland, Bethesda, Maryland. She is also a director of U.S. Healthcare (health benefits company).

     Ms. Cohen is a member of the Audit Committee and the Stock Option
Committee.

J. STARK THOMPSON                                            DIRECTOR SINCE 1988

     Dr. Thompson, age 53, has been president and chief executive officer of the Company since 1988. Prior to joining the Company, he was with E.I. DuPont de Nemours & Company ("DuPont") for 21 years.

     Dr. Thompson is a member of the Executive Committee.

                                OTHER DIRECTORS
TERM EXPIRING IN 1997:

THOMAS H. ADAMS                                              DIRECTOR SINCE 1992

     Dr. Adams, age 52, has been the chairman of the board and chief executive officer of Genta Incorporated (biotechnology company) since February 1989. He previously served as chairman of the board and chief executive officer of Gen-Probe Incorporated (biotechnology company), which he co-founded in 1984. Prior to joining Gen-Probe, he held the positions of senior vice president of research and development and chief technical officer at Hybritech Incorporated (biotechnology company). Dr. Adams is a director of Ixsys, Inc. (biotechnology company), La Jolla Pharmaceuticals, Inc., and Biosite Diagnostics (biotechnology company). He is also a member of the scientific advisory boards of Gensia Pharmaceuticals (biotechnology company) and IDEC, Inc. (biotechnology company).

RICHARD AXEL                                                 DIRECTOR SINCE 1983

     Dr. Axel, age 48, has been a professor of biochemistry and pathology, and investigator at Howard Hughes Medical Institute, College of Physicians and Surgeons, Columbia University and a consultant to the Company since prior to 1985.

JERRY E. ROBERTSON                                           DIRECTOR SINCE 1994

     Dr. Robertson, age 62, was executive vice president--life sciences sector and corporate services and a member of the board of directors of Minnesota Mining and Manufacturing Company until his retirement in 1994 after more than 30 years of service. He is a director of Allianz of North America (insurance company), Cardinal Health, Inc. (health care company), Coherent, Inc. (manufacturing company), Haemonetics Corporation (manufacturing company), Manor Care, Inc. (health care company) and Steris, Inc. (health care company).

K. GRAHAME WALKER                                            DIRECTOR SINCE 1989

     Mr. Walker, age 57, has been chairman of the Company since April 1993. He has been chairman and chief executive officer of Dexter since April 1993. He was president and chief executive officer of Dexter since December 1989. He was elected a director of Dexter in April 1989. From April 1988 to December 1989, he was president and chief operating officer of Dexter. From January 1985 to April 1988, he was president of the Specialty Chemicals Group and a senior vice president of Dexter. He is a director of The Barnes Group Inc. (manufacturer and distributor of industrial parts and supplies).

     Mr. Walker is a member of the Executive Committee and the Compensation and Organization Committee.

TERM EXPIRING IN 1996:

FREDERICK R. ADLER                                           DIRECTOR SINCE 1983

     Mr. Adler, age 68, has been the managing general partner of Adler & Company, a venture capital management firm, and a general partner of its related investment funds since prior to 1986. He is also a senior retiring partner in the law firm of Fulbright & Jaworski L.L.P., counsel to the Company. Mr. Adler is a director of Data General Corporation (computer company), Micro Linear Corporation (manufacturer and marketer of integrated circuits) and Prime Cellular, Inc. Mr. Adler is also a trustee of Teachers Insurance and Annuity Association of America.

     Mr. Adler is chairman of the Executive Committee and a member of the Compensation and Organization Committee and the Stock Option Committee.

PAUL A. MARKS                                                DIRECTOR SINCE 1985

     Dr. Marks, age 68, has been president and chief executive officer of the Memorial Sloan-Kettering Cancer Center in New York City since 1980. He is a member of Memorial Sloan-Kettering and an attending physician at Memorial Hospital for Cancer and Allied Diseases. Dr. Marks is a director of Pfizer, Inc., certain Dreyfus Funds, National Health Laboratories and Tularik, Inc. (biotechnology company).

DONALD C. SUTHERLAND                                        DIRECTOR SINCE 1990

     Mr. Sutherland, age 68, is a management consultant. From 1985 to 1989, he was managing director of investor affairs of DuPont. Mr. Sutherland held a number of senior management positions during his 40-year career with DuPont.

     Mr. Sutherland is chairman of the Audit Committee and a member of the Compensation and Organization Committee and the Stock Option Committee.

     The Board of Directors of the Company held five meetings in 1994. The Board has an Executive Committee, a Compensation and Organization Committee, an Audit Committee and a Stock Option Committee. It has no nominating committee.

     The Executive Committee has four members, Mr. Adler, chairman, Mr. McGill, Dr. Thompson and Mr. Walker. Subject to certain limitations prescribed by law, by the Company's certificate of incorporation and by-laws and by resolutions of the Board, the Executive Committee has and may execute when the Board is not in session all the powers of the Board. The Executive Committee did not meet in 1994.

     The Compensation and Organization Committee has four members, Mr. McGill, chairman, Mr. Adler, Mr. Sutherland and Mr. Walker. This committee monitors the Company's compensation policy, with particular emphasis on retirement and officer remuneration matters. It recommends to the Board of Directors and the Stock Option Committee the compensation for the Company's key employees. The committee held three meetings in 1994.

     The Audit Committee has three members, Mr. Sutherland, chairman, Ms. Cohen and Mr. McGill. Its meetings include, as a matter of course, private sessions with the Company's independent certified public accountants. The Audit Committee recommends to the Board the selection of independent auditors and is charged with reviewing the scope and quality of audit and quarterly reviews performed by the independent auditors as well as other services provided by the independent auditors to the Company. The Audit Committee monitors the Company's policy on ethics and business conduct, the integrity of officers, accounting policies and internal controls and the quality of published financial statements. The committee held two meetings in 1994.

     The Stock Option Committee has three members, Mr. Adler, Ms. Cohen and Mr. Sutherland. This committee administers and grants stock options under the Company's 1991 Stock Option Plan. The committee held one meeting in 1994.

     In 1994, each incumbent director attended at least 75 percent of the aggregate meetings of the Board held during his or her term as a director and of the committees on which he or she served.

     THE BOARD OF DIRECTORS DEEMS ELECTION OF THE DIRECTOR NOMINEES NAMED IN PROPOSAL NO. 1 TO BE IN THE BEST INTERESTS OF THE COMPANY AND ITS STOCKHOLDERS AND RECOMMENDS A VOTE "FOR" SUCH NOMINEES.

                            EXECUTIVE COMPENSATION

     The following table sets forth information concerning cash compensation paid or to be paid by the Company, as well as certain other compensation paid or accrued, during the fiscal years indicated, to the Chief Executive Officer and each of the four other most highly compensated executive officers of the Company for services rendered in all capacities to the Company and its subsidiaries during such period.

SUMMARY COMPENSATION TABLE

                                        ANNUAL COMPENSATION              LONG TERM            ALL OTHER
                                  -------------------------------
NAME AND                                                               COMPENSATION         COMPENSATION(1)
PRINCIPAL POSITION                YEAR  SALARY ($)      BONUS ($)       OPTIONS (#)              ($)
- ------------------------------------------------------------------------------------------------------------
J. Stark Thompson, Ph.D.,          1994 $346,250        $199,495          40,000              $   831
President, Chief Executive         1993  327,000         109,484          40,000                1,021
Officer and Director               1992  297,250         187,451          40,000                1,380

Thomas M. Coutts                   1994  207,750         105,205          17,000                   --
Sr. Vice President and             1993  196,500          55,978          17,000                   --
General Manager                    1992  179,750         103,806          17,000                   --

Joseph C. Stokes, Jr.              1994  171,250          68,079          13,000                  831
Vice President--Finance            1993  163,500          41,055          13,000                1,021
Secretary and Treasurer            1992  153,250          72,410          13,000                1,380

George E. Lowke, Ph.D.,            1994  167,250          43,362          10,000                  831
Vice President,                    1993  159,000          39,925          10,000                1,021
Research and Development           1992  148,750          66,938           9,000                1,380

Brian D. Graves                    1994  157,750          62,712          10,000                  831
Vice President,                    1993  149,750          35,722          10,000                1,021
U.S. Industrial BioProducts        1992  135,250          66,498          10,000                1,380
Division

(1) All Other Compensation represents the Company's contributions under an Extra Savings Plan (ESP) for the account of each executive officer. Mr. Coutts does not participate in the ESP.

     The following table sets forth, as to each executive officer named in the Summary Compensation Table, information with respect to stock option grants during the period January 1, 1994 through December 31, 1994:

OPTION GRANTS IN LAST FISCAL YEAR

                                                          INDIVIDUAL GRANTS                       POTENTIAL
- ---------------------------------------------------------------------------------------
                                                                                             REALIZABLE VALUE AT
                                           PERCENT OF                                          ASSUMED ANNUAL
                                         TOTAL OPTIONS                                         RATES OF STOCK
                               OPTIONS     GRANTED TO     EXERCISE OR                        PRICE APPRECIATION
                              GRANTED(1)   EMPLOYEES      BASE PRICE        EXPIRATION        FOR OPTION TERM(3)
NAME                             (#)     IN FISCAL YEAR   ($/SHARE)(2)         DATE          5% ($)        10% ($)
- -------------------------------------------------------------------------------------------------------------------
J. Stark Thompson, Ph.D.         40,000       19.4%        $ 18.375        Oct. 11, 2002     $300,040      $701,647

Thomas M. Coutts                 17,000        8.2%        $ 18.375        Oct. 11, 2002      127,517       298,200

Joseph C. Stokes, Jr.            13,000        6.3%        $ 18.375        Oct. 11, 2002       97,513       228,035

George E. Lowke, Ph.D.           10,000        4.9%        $ 18.375        Oct. 11, 2002       75,010       175,412

Brian D. Graves                  10,000        4.9%        $ 18.375        Oct. 11, 2002       75,010       175,412

(1) One-third of these options vest on each of the first three anniversary dates following the date of grant. Options are exercisable within the five-year period beginning on the anniversary date on which the options vest. Accordingly, the portions of the grant that vest in 1995, 1996 and 1997 expire in 2000, 2001 and 2002, respectively.

(2) The exercise price of all options granted during 1994 was equal to the market value of the underlying Common Stock on the date of grant.

(3) These amounts represent assumed rates of appreciation in the price of the Company's Common Stock during the terms of the options in accordance with rates specified in applicable federal securities regulations (six years on the option portion expiring in 2000; seven years for the option portion expiring in 2001; and eight years for the option portion expiring in 2002). Actual gains, if any, on stock option exercises will depend on the future price of the Common Stock and overall stock market conditions. There is no representation that the rates of appreciation reflected in this table will be achieved.

     The following table provides information on option exercises in fiscal year 1994 by the named executive officers and the value of such officers' unexercised options at December 31, 1994.

              AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND
                         FISCAL YEAR END OPTION VALUES

                            SHARES                NUMBER OF UNEXERCISED          VALUE OF UNEXERCISED
                           ACQUIRED    VALUE            OPTIONS AT               IN-THE-MONEY OPTIONS
                         ON EXERCISE  REALIZED      FISCAL YEAR END (#)         AT FISCAL YEAR END ($)(1)
NAME                         (#)        ($)     EXERCISABLE  UNEXERCISABLE     EXERCISABLE   UNEXERCISABLE
- ---------------------------------------------------------------------------------------------------------------
J. Stark Thompson, Ph.D.       --         --       163,334      79,999         $1,049,249        $93,332
Thomas M. Coutts               --         --        44,001      33,999            130,399         39,666
Joseph C. Stokes, Jr.          --         --        33,667      25,999            108,544         30,332
George E. Lowke, Ph.D.         --         --        25,334      19,666             83,888         23,332
Brian D. Graves                --         --        24,667      19,999             76,597         23,332

(1) Based on the average price of a share of the Company's Common Stock on December 31, 1994 of $19.875.

PENSION AND RETIREMENT BENEFITS

     The Company has a pension plan for certain groups of employees. The Company makes an annual contribution to the plan which is actuarially determined. Such contribution cannot be appropriately allocated to individual participants and, accordingly, is not included in the Summary Compensation Table. The Company's contribution to the pension plan for 1994 will be $1,151,802, which represents 3.39% of eligible compensation. Employees within the eligible group may participate in the plan after completing one year of service and attaining age
21. Participating employees become fully vested in the plan after five years of service. Normal retirement age is 65, and actuarially reduced benefits are available to participants who are age 55 and have ten years of service.

     In general, the participant accrues an annual retirement benefit equal to 1% of the participant's final five-year average compensation times the number of years of service credited after October 31, 1975. Eligible compensation is defined as salary, hourly wages, bonus and commissions. Eligible compensation for the executive officers named in the Summary Compensation Table does not differ by more than 10 percent from the summary compensation set forth in such table.

     The following table illustrates the estimated annual benefit (prior to an offset for the primary Social Security benefit) which participants are eligible to receive from the pension plan under a straight life annuity basis with a retirement age of 65 assuming the individual's compensation remains constant at the indicated amount for the final five years of service.

                              PENSION PLAN TABLE

FINAL FIVE-YEAR                                           YEARS OF SERVICE
AVERAGE REMUNERATION            15 YEARS      20 YEARS         25 YEARS         30 YEARS         35 YEARS
- -----------------------------------------------------------------------------------------------------------
 $600,000                         90,000       120,000          150,000          180,000          210,000
  500,000                         75,000       100,000          125,000          150,000          175,000
  450,000                         67,500        90,000          112,500          135,000          157,500
  400,000                         60,000        80,000          100,000          120,000          140,000
  350,000                         52,500        70,000           87,500          105,000          122,500
  300,000                         45,000        60,000           75,000           90,000          105,000
  250,000                         37,500        50,000           62,500           75,000           87,500
  200,000                         30,000        40,000           50,000           60,000           70,000

     The number of credited years of service as of December 31, 1994 for the executive officers named in the Summary Compensation Table was six for J. Stark Thompson, 14 for Joseph C. Stokes, Jr., five for George E. Lowke and 13 for Brian D. Graves. Thomas M. Coutts does not participate in the pension plan. As of December 31, 1994, the estimated benefits payable upon retirement at age 65, based on the maximum years of service for each individual, was as follows: J. Stark Thompson, $98,234, Joseph C. Stokes, Jr., $76,585, George E. Lowke, $31,592, and $55,116 for Brian D. Graves.

     The Company has a supplemental retirement plan ("SRP") intended to provide retirement benefits, supplementing those provided under other plans, to certain officers and key employees. Upon retirement at the age of 65, participants are entitled to receive an annual benefit equal to 55% of their average annual compensation (salary and bonus) based on the highest 60 consecutive months of a participant's last 120 months as a participant in the SRP, less all other retirement benefits received (including Social Security benefits, other Company retirement benefits and plans of other employers). The SRP currently has four participants, including George E. Lowke. Since participation in the SRP is not based on a participant's number of years of service and benefits payable under the SRP would only be payable after taking into account all other retirement benefits received, payments made under the SRP are not included in the Pension Plan Table above.

AGREEMENTS WITH EXECUTIVE OFFICERS

     The Company has entered into agreements with certain of its executive officers, including the executive officers named in the Summary Compensation Table, which provide certain severance benefits for them in the event of a termination of their employment following a Change of Control (as defined in the agreements), in order to encourage such executives, in the event of a Change of Control of the Company, to continue to perform their duties in the best interests of the Company and its stockholders. The agreements were entered into between June 23, 1989 and April 13, 1993.

     Each agreement provides that, if, within a specified period of time following a Change of Control (two years in the case of Dr. Thompson, Mr. Coutts and Mr. Stokes, executive officers named in the Summary Compensation Table, and one year for all other executive officers) the Company terminates the employment of the executive other than for disability or Cause (as defined in the agreements, including repeated, willful and deliberate violations by the executive of his obligations under the agreement or the commission by the executive of an intentional act of fraud, embezzlement, theft or misappropriation of confidential information), or the executive voluntarily terminates his employment for Good Reason (as defined in the agreements, including a diminution in the executive's position, authority, duties or responsibilities or a change in the executive's job location or any purported termination in violation of the agreement or the failure of any successor to comply with the agreement), the executive will receive his base salary and bonus through the date of termination plus specified severance benefits. Generally, these severance benefits include (i) a specified multiple times an executive's annual base salary plus bonus (two times in the case of Dr. Th ompson, Mr. Coutts and Mr. Stokes, executive officers named in the Summary Compensation Table, and one times for all other executive officers), and (ii) retirement benefits and health insurance and other benefits for the remainder of the term of the agreement. In addition, the executive would be entitled to immediate acceleration of the exercisability of his stock options.

     A Change of Control of the Company generally means (i) an acquisition of 50% or more of the Company's common stock or voting securities without approval of a majority of the incumbent board of directors, including a majority of the directors who are not Dexter-related Directors (as defined in the agreements),
(ii) certain changes in the composition of a majority of the Company's incumbent board of directors from such composition on the effective date of the agreement, except changes approved by a majority of directors comprising the incumbent board, including a majority of the directors who are not Dexter-related Directors, and (iii) so long as Dexter owns specified percentages of the Company's stock, certain increases in the percentage of the directors of the Company who are Dexter-related Directors following a change in control of Dexter (as defined in the agreements).

             REPORT OF THE COMPENSATION AND ORGANIZATION COMMITTEE AND STOCK OPTION COMMITTEE ON EXECUTIVE COMPENSATION

     Notwithstanding anything to the contrary set forth in any of the Company's previous filings under the Securities Act of 1933, as amended, or the Exchange Act of 1934, as amended, that might incorporate future filings, including this proxy statement, in whole or in part, the following report and the Performance Graph which follows shall not be incorporated by reference into any such filings.

     The Compensation and Organization Committee (the "Compensation Committee") of the Company is responsible for, among other things, establishing and administering the compensation policies applicable to executive officers. The Compensation Committee is composed of: Robert E. McGill, III, chairman, Frederick R. Adler, Donald C. Sutherland and K. Grahame Walker. The Stock Option Committee of the Company is responsible for administering and granting stock options under the Company's stock option plans. The Stock Option Committee is composed entirely of independent directors: Frederick R. Adler, Betsy Z. Cohen and Donald C. Sutherland.

OVERALL POLICY

     The Company's executive compensation is designed to be closely linked to long-term corporate performance and returns to stockholders. To this end, the Company has developed an overall compensation strategy and specific compensation plans that tie a significant portion of executive compensation to the Company's success in meeting specified performance goals and to appreciation in the Company's stock price over time. The overall objectives of this strategy are to attract and retain executive talent of the highest quality, to motivate these executives to achieve the goals inherent in the Company's strategy, to link executive and stockholder interests through equity-based compensation and to provide a compensation package that recognizes individual contributions as well as overall business results.

     Each year the Compensation Committee reviews the Company's executive compensation program. This review includes an evaluation based on the Biotechnology Compensation and Benefits Survey conducted by Radford Associates/Alexander & Alexander Consulting Group and sponsored by the Biotechnology Industry Organization (the "Radford Survey"). A total of 238 biotechnology companies participated in the 9th annual edition of the Radford Survey which was published in early 1994, of which about one-half are publicl y traded companies and one-half are private companies. Compensation data was reported for over 27,000 incumbents in 276 executive, management and benchmark positions. Participants in the Radford Survey reported on bonus and cash profit sharing plans and stock option plans, as well as other compensation and benefit plans. Participating companies range in size from 100 employees to over 3,000 employees and are widespread geographically. These companies are not identical to those comprising the Nasdaq Phar maceutical Stock Index, which has been used for purposes of comparison in the stock performance graph at page 19, although there are significant overlaps.

     Compensation Committee reviews and makes recommendations to the Board of Directors and the Stock Option Committee with respect to the compensation of the most highly compensated executives, including the individuals named in the Summary Compensation Table, and reviews the compensation policies and pay practices employed with respect to all the Company's other executive-level employees. This practice is designed to ensure consistency throughout the executive compensation program. The key elements of the Company's executive compensation program consist of base salary, cash bonuses and stock options. The Compensation Committee's and Stock Option Committee's policies with respect to each of these elements, including the bases for the compensation awarded to Dr. Thompson, are discussed below.

BASE SALARY

     Base salaries for executive officers are initially determined by evaluating the responsibilities of the position held and the experience of the individual, and by reference to the competitive marketplace for executive talent, including a comparison to base salaries for comparable positions at other companies. The Company has principally used the Radford Survey, which is published annually, for purposes of comparison of compensation of its executive officers to compensation of peer companies.

     It has been the Company's policy to target base salaries between the 50th and 75th percentiles for base pay of similar positions within the defined competitive group in the Radford Survey, adjusted for sales size. Annual salary adjustments are determined by evaluating the performance of each executive officer taking into account new responsibilities as well as the individual's contribution to the Company's overall performance. Individual performance ratings take into account such factors as achievement of the strategic plan, attainment of specific individual objectives, interpersonal managerial skills and civic involvement.

CASH BONUS

     The Company's cash bonus accounts for a significant percentage of each executive officer's compensation. Executive officers participate in the Company's Incentive Compensation Plan ("ICP"), which is a pay-for-performance plan designed to compensate officers for performance that increases stockholder value. Approximately 640 employees of the Company are eligible to participate in the ICP. The ICP is approved by the Compensation Committee and is reviewed semi-annually.

     "Performance" is measured by assessing both the Company's performance and individual performance. The total amount of compensation to be distributed each year (the "Incentive Pool") is based on Company performance, as measured by specific measurements defined each year such as sales growth, return on investment and operating profitability, and threshold, target and maximum performance levels are established to reflect the Company's operations. Each participant's ICP payout is based upon his or her contribution to the Company's performance as well as the Company's overall financial results in the year. The individual performance ratings in the ICP may range from 0% to 125%. The Company performance-based factors considered in determining the ICP and the weight given to those factors in 1994 were as follows: operating income, 50%; return on investment, 30%; and net sales, 20%. These factors are weighted annually to reflect the assessment of those issues that are in need of emphasis in accordance with the Company's strategic plan. Once the Incentive Pool is determined, the Compensation Committee reviews each executive officer's potential share of the Incentive Pool based on his or her contribution to the Company's business results, which is a subjective determination. The Compensation Committee considers a number of factors in determining an executive officer's contribution to the Company's business results, including the level of the executive's job responsibilities, the executive's past performance and the achievement of individual performance objectives. Individual performance objectives are set at the beginning of each year by the Compensation Committee and the Chief Executive Officer for the Chief Executive Officer and by the Chief Executive Officer and each other executive officer for that executive officer. An executive's individual performance measures take into account such factors as the attainment of specific individual objectives, leadership and management skills and civic involvement. No specific weight is assigned to any particular factor. Bonuses are paid semi-annually, although the amounts paid under the ICP are based on and adjusted for the Company's annual results.

STOCK OPTIONS

     The third component of an executive officer's compensation is the Company's 1991 Stock Option Plan pursuant to which the Company has granted to executive officers and other key employees options to purchase shares of its Common Stock. The Board of Directors of the Company believes that the Company's stock option plan is an important factor in attracting, retaining and motivating its officers and key employees. The objective of the Company's stock option plan is to advance the long-term interests of the Company and its stockholders and complement incentives tied to annual performance. Stock option grants provide rewards to executives upon the creation of incremental stockholder value and the attainment of long-term earnings goals. The determination of the number of stock options granted under the Company's stock option plan is primarily based upon a review of the value of stock options granted at 18 biotechnology companies of comparable revenue size which the Company believes reflects the market in which the Company competes for executive talent (a number of which companies are included in the Radford Survey), the total compensation package at these peer companies, and judgments concerning an individual's performance results and the ability of the individual to impact the long-term success of the Company, which is a subjective determination. The Stock Option Committee also considers the number of options outstanding as previously granted, the number of options held by such officer, and the aggregate number of current stock options to be granted in determining the number of stock options to be granted to a participant.

     In order to provide the Board with an objective perspective of competitive stock option programs based on public information, in 1991 the Board of Directors engaged an independent consultant in executive compensation to prepare an analysis of the Company's stock option program in light of competitive stock option programs at companies deemed to be most comparable to the Company because of the similarity of their business and size. The Stock Option Committee considered the consultant's analysis (which has been updated annually since
1991) in determining its stock option grants.

     The stock options granted in 1994 were granted at an exercise price equal to the market value of the Common Stock on the date of grant and will only have value if the Company's stock price increases. Generally, grants of stock options vest in equal amounts over three years and are exercisable within the five-year period beginning on the anniversary date on which the options vest. This approach is designed to provide further incentive to create value for the Company's stockholders over the long-term since the full benefit of the compensation package cannot be realized unless stock price appreciation occurs over a number of years.

COMPENSATION TO CHIEF EXECUTIVE OFFICER

     In 1994, J. Stark Thompson, Ph.D., Chief Executive Officer of the Company, received a base salary of $346,250, an increase of 5.9% over his 1993 base salary. In addition, 7.2% of the Company's Incentive Pool, or $199,495, was paid to Dr. Thompson as a bonus, compared with 6.1% of the Incentive Pool, or $109,484 in 1993, and 6.5% of the Incentive Pool, or $187,451 in 1992. It is our view that total cash compensation paid to Dr. Thompson in 1994 is consistent with the Compensation Committee's compensation philosophy.

     In 1994, Dr. Thompson also received options to purchase 40,000 shares of Common Stock at an exercise price of $18.375 per share. The grants were given to reinforce the relationship between the Company's performance and the Chief Executive Officer's future earnings.

     The Company's performance in 1994 was evaluated as having exceeded or achieved expectations when compared with specific performance goals. Dr. Thompson's incentive compensation increased 82.2% in 1994 compared with the prior year. Dr. Thompson's total compensation in 1994 increased 25% over 1993.

     In 1993, the Company's performance fell below target levels. Dr. Thompson's total 1993 compensation was 10% less than he received in 1992 when the Company's performance was judged to have exceeded expectations when compared with specific performance goals. While Dr. Thompson's base salary in 1993 was 10% greater than in the prior year, his 1993 incentive compensation was 41.6% less than the amount he received in 1992.

DEDUCTIBILITY OF COMPENSATION

     On December 20, 1993, the Internal Revenue Service issued proposed regulations pursuant to Internal Revenue Code Section 162(m). These proposed regulations were amended in 1994, but, as of the date of this proxy statement, no final regulations have been issued. Section 162(m), which was added to the Internal Revenue Code by the Omnibus Budget Reconciliation Act of 1993, limits the amount of compensation a corporation may deduct as a business expense. That limit, which applies to up to five executives in dividually, is $1 million per individual, per year, subject to certain specified exceptions. All compensation payments in 1994 to the five executive officers named in the Summary Compensation Table will be fully deductible. The Company will review the final regulations after they are issued by the Internal Revenue Service and determine what action, if any, is appropriate in regard to deductibility of compensation payments in future years.

CONCLUSION

     The Compensation Committee and Stock Option Committee believe that linking executive compensation to individual and Company performance results in better alignment of compensation with corporate business goals and stockholder value. As performance goals are set or exceeded, resulting in increased value to stockholders, executives are rewarded commensurately. The Compensation Committee and the Stock Option Committee believe that compensation paid to its executives during 1994, including the Chief Executive Officer, reflects the Company's compensation goals and policy.

     COMPENSATION & ORGANIZATION COMMITTEE            STOCK OPTION COMMITTEE
     Robert E. McGill, III, Chairman                  Frederick R. Adler
     Frederick R. Adler                               Betsy Z. Cohen
     Donald C. Sutherland                             Donald C. Sutherland
     K. Grahame Walker

PERFORMANCE GRAPH

     Note: The total stockholder return (i.e., changes in share price plus reinvested dividends) shown on the performance graph below is not necessarily indicative of the future returns on the Company's Common Stock.


     COMPARISON OF FIVE-YEAR CUMULATIVE TOTAL RETURN AMONG LIFE TECHNOLOGIES, INC., THE NASDAQ STOCK MARKET (U.S. & FOREIGN) AND NASDAQ PHARMACEUTICAL STOCKS (ASSUMING AN INVESTMENT OF $100 ON DECEMBER 31, 1989)

                             [GRAPH APPEARS HERE]

                   COMPARISON OF FIVE YEAR CUMULATIVE RETURN
          AMONG LIFE TECHNOLOGIES, INC. NASDAQ PHARMACEUTICAL STOCKS
                            AND NASDAQ STOCK MARKET

                              Life           Nasdaq      Nasdaq
Measurement period        Technologies,  Pharmaceutical  Stock
(Fiscal Year Covered)         Inc.           Stocks      Market
- ---------------------     -------------  --------------  ------
Measurement PT -
12/31/89                      $ 100           $ 100       $ 100

FYE 12/31/90                  $ 136           $ 120       $  85
FYE 12/31/91                  $ 146           $ 319       $ 136
FYE 12/31/92                  $ 184           $ 266       $ 157
FYE 12/31/93                  $ 158           $ 237       $ 181
FYE 12/31/94                  $ 168           $ 178       $ 175

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     During 1994, Robert E. McGill, chairman, Frederick R. Adler, Donald C. Sutherland, and K. Grahame Walker served as members of the Company's Compensation Committee. Frederick R. Adler, Betsy Z. Cohen and Donald C. Sutherland served as members of the Company's Stock Option Committee in 1994.

     In 1994, the Company received the benefit of certain services performed by Dexter corporate personnel, including insurance, risk management advice and internal audit, for which the Company paid Dexter $15,000. Dexter also purchased principally all insurance for the Company for which the Company was charged its pro rata share of the cost of such insurance. During 1994, the Company borrowed various amounts up to a maximum of $3.1 million from Dexter under a revolving line of credit to finance short-term working capital needs. Borrowings under the line of credit were at prevailing market rates and were repaid on June 26, 1994. Messrs. McGill and Walker serve as directors of Dexter and the Company.

COMPENSATION OF DIRECTORS

     In 1994, each director of the Company (except Dr. Thompson who was an officer of the Company) received a $10,000 retainer fee which was paid quarterly, an additional fee of $1,000 for each Board meeting attended, and $500 for each committee meeting attended.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     The law firm of Fulbright & Jaworski L.L.P., in which Mr. Adler is a senior retiring partner, received fees of $340,357 for services rendered to the Company in 1994.

     In March 1991, in connection with the exercise of certain stock options under the Company's stock option plans, the Company guaranteed repayment of loans made by The Riggs National Bank of Washington, D.C. to certain officers and directors to provide them with the funds to exercise their stock options to enable them to receive the special dividend of $3.50 per share declared by the Board of Directors in February 1991. At December 31, 1994, the Company had guarantees outstanding of $308,000 for Dr. Axel. The Company does not reimburse the interest expense on these loans for any person under this arrangement.

           PROPOSAL NO. 2--APPROVAL OF 1995 LONG-TERM INCENTIVE PLAN

     The proposed 1995 Long-Term Incentive Plan (the "Plan") authorizes the grant of various stock and stock-related awards. The Board believes adoption of the Plan will provide an enhanced mechanism for compensating key management and other personnel on the basis of individual and corporate performance. The Board further believes adoption of the Plan will encourage selected key employees to acquire a proprietary interest in the performance of the Company, and will enhance the Company's ability to attract and retain individuals of exceptional managerial talent upon whom, in large measure, the sustained progress, growth and profitability of the Company depend.

     The Plan is intended to provide the Board flexibility to adapt the compensation of key employees in a changing business environment.

     The full text of the Plan recommended by the Board is attached to this proxy statement as Exhibit A. The material features of the Plan are outlined below, but such outline is qualified in its entirety by reference to the full text of the Plan.

TYPES OF AWARDS

     The Plan would permit the granting of any or all of the following types of awards: (1) stock options, including incentive stock options ("ISOs"); (2) stock appreciation rights ("SARs"), in tandem with stock options or freestanding; (3) restricted stock; (4) performance awards; (5) incentive shares; (6) dividend equivalent rights ("DERs"), in tandem with other awards or freestanding; and (7) other awards based on, payable in, or related to Common Stock of the Company.

ELIGIBILITY FOR PARTICIPATION

     In addition to employee directors and officers, all key employees of the Company or of any affiliate of the Company at least 50 percent owned by the Company will be eligible for selection for participation under the Plan. The selection of participants from among eligible employees will be entirely within the discretion of the Stock Option Committee, which is composed entirely of outside directors. It is not possible at the present time to indicate the number, names, or positions of employees who may be selected for participation or the extent of their participation within the Plan's limitations, since no determination has been made with respect to these matters. While the concept of a "key employee" eligible to participate in the Plan is necessarily flexible, approximately 120 employees are presently considered to fall within this category.

ADMINISTRATION AND AMENDMENT OF THE PROGRAM

     The Plan will be administered by the Stock Option Committee, which will have the right to interpret its provisions and to promulgate, amend, and rescind rules and regulations for its administration. The Stock Option Committee may delegate to the Chief Executive Officer and/or other senior officers of the

Company its duties under the Plan; provided, however, that only the Stock Option Committee may grant awards or make determinations regarding grants to executive officers.

     The Board of Directors is authorized to amend or terminate the Plan, except that further stockholder approval is required for amendments that would decrease the minimum exercise price of an option or SAR, increase the number of shares that may be granted, or as otherwise necessary under applicable securities, tax, or other laws. Under applicable federal securities law as currently in effect, stockholder approval would generally be required for any amendment that would materially increase the benefits accruing to reporting persons under the Plan.

TERM OF THE PLAN

     The Plan will become effective on the date stockholder approval is obtained and will terminate on the tenth anniversary of that date, after which time no additional grants may be made thereunder.

SHARES SUBJECT TO THE PLAN

     Subject to certain exceptions set forth in the Plan, the aggregate number of shares of the Company's Common Stock that may be awarded under the Plan is 750,000. The closing price of a share of the Company's Common Stock on December 31, 1994 was $19.50.

STOCK OPTIONS

     Stock options (including ISOs) granted under the Plan will be subject to the terms and conditions determined by the Stock Option Committee, except that
(i) options may be granted only during the ten years following the effective date of the Plan; (ii) the option price cannot be less than l00 percent of the fair market value of Common Stock at the time the option is granted; (iii) no option may be exercised more than ten years after it is granted; and (iv) no option may be exercised more than five years after the grantee's termination of employment. Unless otherwise provided in the award, an option becomes immediately exercisable in full upon the death of the grantee. Options may be exercised for up to three years after the grantee's death.

     ISOs may be granted provided they meet the requirements of the Internal Revenue Code. To the extent that the fair market value of shares with respect to which ISOs are exercisable for the first time in any one year as to any participant exceeds $100,000, such options shall not be treated as ISOs. An option for additional shares, if any, which the Stock Option Committee may grant to an employee who in the same year has been granted the maximum permissible ISOs, would be in the form of a non-qualified stock option not intended to qualify as an ISO.

     Payment of the exercise price of a stock option will be made in cash, shares, or other consideration in accordance with the terms of the Plan and any applicable rules of the Stock Option Committee. Shares sur-rendered in payment of the exercise price shall be valued at fair market value on the date of surrender.

     Options are subject to forfeiture if the grantee terminates employment prior to normal retirement time (subject to exceptions for termination due to incapacity or for certain approved terminations) or is determined to have engaged in activity detrimental to the interests of the Company or its affiliates.

     The Company is of the opinion that an employee receiving a stock option will not realize any compensation income under the Internal Revenue Code upon the grant of the option. However, an employee will realize compensation income at the time of exercise (except for options which are ISOs) in the amount of the difference between the option price and the fair market value on the date of exercise. The Company is also of the opinion that it is entitled to a deduction under the Internal Revenue Code at the time and equal to the amount of compensation income that is realized by the employee.

     In the case of ISOs, although no compensation income is realized upon exercise, the excess of the fair market value on the date of exercise over the option price is included in alternative minimum taxable income for alternative minimum tax purposes.

STOCK APPRECIATION RIGHTS (SARS)

     An SAR may be granted in tandem with a stock option or as a freestanding award. An SAR permits the holder to receive a number of shares having an aggregate value equal to any excess of the fair market value of the Company's shares subject to the SAR over the grant price of the SAR (which may not be less than l00 percent of the fair market value of such shares at the time of grant). If the SAR is granted in tandem with a stock option, exercise of the SAR cancels the related option to the extent of such exercise. SARs may authorize the optionee to elect to settle the SAR in cash in lieu of shares.

     The provisions of SARs with respect to exercisability upon termination or death of the grantee, as well as forfeiture, are substantially the same as described above for stock options.

     In the case of SARs granted either freestanding or in tandem with an option, the Company is of the opinion that the employee will not realize any compensation income at the time of grant. However, the fair market value of stock or cash delivered pursuant to the exercise of such SARs will be treated as compensation income taxable to the employee at the time of exercise, and the Company will be entitled to a deduction under the Internal Revenue Code at the time and equal to the amount of compensation income that is realized by the employee.

RESTRICTED STOCK

     An award of restricted stock may be granted under the Plan, either at no cost to the recipient or for such cost as may be required by law or otherwise determined by the Stock Option Committee. Restricted stock may not be disposed of by the recipient until the restrictions specified in the award expire. These restrictions could be based solely on a specified period of continuous employment or could also be contingent on attaining specific business objectives or other quantitative or qualitative criteria. The participant will have with respect to restricted stock, all of the rights of a stockholder of the Company, including the right to vote the shares and the right to receive any cash dividends, unless otherwise specified in the award.

     Except as otherwise specified in the award, if a holder of record of restricted stock terminates employment prior to normal retirement time (subject to exceptions for termination due to incapacity or for certain approved terminations) or is determined to have engaged in activity detrimental to the interests of the Company or its affiliates, all shares of restricted stock then held and still subject to restriction will be forfeited by such holder and reacquired by the Company. Except as otherwise specified in the award, if employment of a holder of record of restricted stock terminates at normal retirement time for that holder, or as a result of that holder becoming incapacitated, or with written approval of the Stock Option Committee, or if the holder dies, any and all remaining restrictions with respect to such restricted stock will expire.

     In the case of restricted stock, the Company is of the opinion that the employee will realize compensation income in an amount equal to the fair market value of such stock less any amount paid for such stock, at the time when the employee's rights with respect to such stock are no longer subject to a substantial risk of forfeiture unless the employee elects otherwise pursuant to a special election provided in the Internal Revenue Code. Dividends paid to the employee during a period of restriction will be taxable as compensation income unless the election referred to in the preceding sentence has been made. The Company is also of the opinion that it will be entitled to a deduction under the Internal Revenue Code at the time and equal to the amount of compensation income that is realized by the employee.

PERFORMANCE AWARDS

     A performance award may be granted under the Plan, either at no cost to the recipient or for such cost as may be required by law or otherwise determined by the Stock Option Committee. Performance awards may take the form of performance shares, or of performance units or rights valued by reference to the value of Common Stock of the Company or by reference to some other formula or method. Any performance award may require attainment of performance criteria within a specified period in order for the award to be earned. Performance awards, when and if payable, may be paid in cash, stock, other consideration, or a combination thereof.

     Performance awards are subject to forfeiture if the grantee terminates employment prior to normal retirement time (subject to exceptions for termination due to incapacity or for certain approved terminations) or is determined to have engaged in activity detrimental to the interests of the Company or its affiliates.

     In the case of performance awards, the Company is of the opinion that the employee will realize compensation income in an amount equal to the fair market value of such awards less any amount paid for such awards at a time when the employee's rights with respect to such awards are no longer subject to a substantial risk of forfeiture unless the employee otherwise elects pursuant to a special election provided in the

Internal Revenue Code. The Company is also of the opinion that it will be entitled to a deduction under the Internal Revenue Code at the time and equal to the amount of compensation income that is realized by the employee.

INCENTIVE SHARES

     The Plan also allows grants of incentive shares as a form of bonus. Incentive shares may be granted under the Plan either at no cost to the recipient or for such cost as may be required by law or otherwise determined by the Stock Option Committee. Each grant shall specify the time and method for delivery of the incentive shares, provided that the delivery of any incentive shares shall be completed no later than the tenth anniversary of the grantee's date of termination.

     Any undelivered incentive shares may be subject to forfeiture if the grantee terminates employment prior to normal retirement time (subject to exceptions for termination due to incapacity or for certain approved terminations) or is determined to have engaged in activity detrimental to the interests of the Company or its affiliates.

     In the case of incentive shares, the Company is of the opinion that the employee will realize compensation income in an amount equal to the fair market value of such stock, less any amount paid for such stock, at the time when the shares are delivered to the employee. The Company is also of the opinion that it will be entitled to a deduction under the Internal Revenue Code at the time and equal to the amount of compensation income that is realized by the employee.

DIVIDEND EQUIVALENT RIGHTS (DERS) AND INTEREST EQUIVALENTS

     A DER, which gives the recipient the right to receive credits for dividends that would be paid if the grantee held specified shares of Common Stock, may be granted as a component of another award or as a freestanding award. Dividend equivalents credited to the holder of a DER may be paid currently or be deemed to be reinvested in additional shares (which may thereafter accrue additional dividend equivalents) at fair market value at the time of deemed reinvestment. DERs may be settled in cash, shares, or a combination thereof, in a single installment or installments, as specified in the award.

     Awards payable in cash on a deferred basis may provide for crediting and payment of interest equivalents.

     In the case of dividend or interest equivalents, the Company is of the opinion that the employee will realize compensation income in an amount equal to the cash or fair market value of the dividend equivalents received in shares at the time paid to the employee. The Company is also of the opinion that it will be entitled to a deduction under the Internal Revenue Code at the time and equal to the amount of compensation income that is realized by the employee.

OTHER AWARDS

     Other forms of awards based on, payable in, or otherwise related in whole or in part to Common Stock of the Company may be granted under the Plan if the Stock Option Committee determines that such awards are consistent with the purposes and restrictions of the Plan. The terms and conditions of such awards shall be specified by the grant. Such awards shall be granted for no cash consideration, for such minimum consideration as may be required by applicable law, or for such other consideration as may be specified by the Stock Option Committee.

     The Federal income tax consequences of such other awards will depend upon the form such awards take.

ADJUSTMENTS

     In the event of any stock split, stock dividend, or other relevant change in capitalization that is determined to be dilutive to outstanding awards under the Plan, appropriate adjustment will be made in the number of shares and the purchase price per share, if any, under such awards, and in determining whether a particular award may thereafter be granted.

WITHHOLDING TAXES

     The Plan provides that any award thereunder may allow the grantee of such award to elect to pay withholding taxes due with respect to such award by delivering shares of Company Common Stock to the Company or authorizing the Company to withhold such shares otherwise due under such award. Such shares delivered or withheld will be valued at fair market value.

     The Board of Directors has approved the adoption of the Plan, subject to stockholder approval. The affirmative vote of the holders of a majority of the shares of Common Stock present in person or represented by proxy and entitled to notice of and to vote at the Annual Meeting is required to approve the Plan. If the stockholders approve the Plan, then no additional grants will be granted under the 1991 Stock Option Plan.

     THE BOARD OF DIRECTORS DEEMS PROPOSAL NO. 2 TO BE IN THE BEST INTERESTS OF THE COMPANY AND ITS STOCKHOLDERS AND RECOMMENDS A VOTE "FOR" APPROVAL THEREOF.

            PROPOSAL NO. 3 - RATIFICATION OF SELECTION OF AUDITORS

     The Board of Directors, upon recommendation of its Audit Committee, has selected the firm of Coopers & Lybrand L.L.P., independent certified public accountants, to audit the accounts of the Company for fiscal year 1995, and it is proposed that the selection of such firm be ratified by the stockholders at the Annual Meeting. In the event that such selection is not so ratified, it will be reconsidered by the Audit Committee and the Board.

     A representative of Coopers & Lybrand L.L.P. will be present at the Annual Meeting, will have an opportunity to make a statement if he desires to do so and will be available to respond to appropriate questions from stockholders.

     Coopers & Lybrand L.L.P. audited the accounts of the Company and certain employee benefit plans for fiscal year 1994. In connection with its audit function, Coopers & Lybrand L.L.P. reviewed the Company's 1994 quarterly and annual reports to its stockholders and certain filings with the Securities and Exchange Commission. In addition, during fiscal year 1994, Coopers & Lybrand L.L.P. provided other professional services to the Company.

     The Audit Committee approves in advance the nature of professional services for which the Company may retain the firm of Coopers & Lybrand L.L.P., considers the possible effect of such retention on the independence of such firm, and determines whether the services provided were within the scope of such approval.

     THE BOARD OF DIRECTORS DEEMS PROPOSAL NO. 3 TO BE IN THE BEST INTERESTS OF THE COMPANY AND ITS STOCKHOLDERS AND RECOMMENDS A VOTE "FOR" APPROVAL THEREOF.

                             STOCKHOLDER PROPOSAL

     All stockholder proposals that are intended to be presented at the 1996 Annual Meeting of Stockholders of the Company must be received by the Company no later than November 20, 1995 for inclusion in the Board of Directors' proxy statement and form of proxy relating to the meeting.

                                OTHER BUSINESS

    The Board of Directors knows of no other business to be acted upon at the Annual Meeting. If, however, any other business properly comes before the Annual Meeting, it is the intention of the persons named in the enclosed proxy to vote on such matters in accordance with their best judgment.

     The prompt return of your proxy will be appreciated and helpful in obtaining the necessary vote. Therefore, whether or not you expect to attend the Annual Meeting, please sign the proxy and return it in the enclosed envelope.

                      By Order of the Board of Directors,



                             Joseph C. Stokes, Jr.
                                   Secretary

Dated: March 20, 1995







     A COPY OF THE COMPANY'S ANNUAL REPORT ON FORM 10-K WILL BE SENT WITHOUT CHARGE AFTER MARCH 31, 1995, TO ANY STOCKHOLDER REQUESTING IT IN WRITING
FROM:

     LIFE TECHNOLOGIES, INC.
     ATTN: JOSEPH C. STOKES, JR., SECRETARY
     P.O. BOX 6009
     GAITHERSBURG, MARYLAND 20884-9980.

                                                                      EXHIBIT A

             LIFE TECHNOLOGIES, INC. 1995 LONG-TERM INCENTIVE PLAN

                              General Provisions

I. PURPOSE

     The 1995 Long-Term Incentive Plan (the "Plan") is intended to help maintain and develop strong management through ownership of shares of Life Technologies, Inc. (the "Company") by key employees of the Company and its affiliates and through incentive awards for recognition of efforts and accomplishments which contribute materially to the success of the Company's business interests.

II. DEFINITIONS

     As used in this Plan, except where the context otherwise indicates, the following definitions apply:
(l) "Affiliate" means any corporation, partnership, or entity in which the Company, directly or indirectly, owns a 50 percent or greater equity interest.

(2) "Award" means a stock option, stock appreciation right ("SAR"), restricted stock, performance award, incentive share, dividend equivalent right ("DER"), or other award under the Plan.

(3) "Board" means the Board of Directors of the Company.

(4) "Code" means the Internal Revenue Code, as in effect from time to time.

(5) "Committee" means the Stock Option Committee of the Board, which
    Committee shall consist of three or more members of the Board, each of whom is a "disinterested person" within the meaning of Rule 16b-3.

(6) "Designated beneficiary" means the person designated by the grantee of an award hereunder to be entitled, on the death of the grantee, to any remaining rights arising out of such award. Such designation must be made in writing and in accordance with such regulations as the Committee may establish.

(7) "Detrimental activity" means activity that is determined in individual cases, by the Committee, to be detrimental to the interests of the Company or any affiliate.

(8) "Dividend equivalent right," herein sometimes called a "DER," means the right of the holder thereof to receive, pursuant to the terms of the DER, credits based on the cash dividends that would be paid on the shares specified in the DER if such shares were held by the grantee, as more particularly set forth in Section XII(I).

(9) "Effectively granted" means, for purposes of determining the number of shares subject to an outstanding award under the Plan, the number of shares subject to such award or the number of shares with respect to which the value of such award is measured, as applicable, determined in each case according to the standards of Rule 16b-3. An option that includes an SAR shall be considered a single award for this purpose.

(l0) "Effectively issued" means the gross number of shares purchased, issued, delivered, or paid free of restrictions upon the exercise, settlement, or payment of an award, or lapse of restrictions thereon, as the case may be, determined in each case according to the standards of Rule 16b-3.

(ll) "Eligible employee" means an employee who is a director or officer, or in a managerial, professional, or other key position as determined by the Committee.

(12) "Employee" means a regular employee of the Company or one of its affiliates.

(13) "Exchange Act" means the Securities Exchange Act of 1934, as amended from time to time.

(14) "Fair market value" in relation to a share as of any specific time shall mean such value as reported for stock exchange or market transactions determined in accordance with any applicable regulations of the Committee in effect at the relevant time.

(15) "Grantee" means a recipient of an award under the Plan.

(16) "Incentive shares" means an award of shares granted pursuant to Section
     XI.

(17) "Incentive Stock Option," herein sometimes called an "ISO," means a stock option meeting the requirements of Section 422 of the Code or any successor provision.

(18) "Performance award" means an award of shares, or of units or rights based on, payable in, or otherwise related to shares, granted pursuant to
     Section X.

(19) "Performance period" means any period specified by the grant of a performance award during which specified performance criteria are to be measured.

(20) "Reporting person" means a person subject to the reporting requirements of
     Section 16(a) of the Exchange Act with respect to equity securities of the Company.

(21) "Restricted stock" means any share issued with the restriction that the holder may not sell, transfer, pledge, or assign such share and such other restrictions (which may include, but are not limited to, restrictions on the right to vote or receive dividends) which may expire separately or in combination, at one time or in installments, all as specified by the grant.

(22) "Rule 16b-3" means Rule 16b-3 (or any successor thereto) under the Exchange Act that exempts transactions under employee benefit plans, as in effect from time to time.

(23) "Share" means a share of Common Stock of the Company issued and reacquired by the Company or previously authorized but unissued.

(24) "Stock appreciation right," herein sometimes called an "SAR," means the right of the holder thereon to receive, pursuant to the terms of the SAR, a number of shares or cash or a combination of shares and cash, based on the increase in the value of the number of shares specified in the SAR, as more particularly set forth in Section VIII.

(25) "Terminate" means cease to be an employee, except by death, but a change of employment from the Company or one affiliate to another affiliate or to the Company shall not be considered a termination.

(26) "Terminate normally" for an employee participating in the Plan means terminate
     (a) at normal retirement time for that employee,
     (b) as a result of that employee's becoming incapacitated, or
     (c) with written approval of the Committee given in the context of recognition that all or a specified portion of the outstanding awards to that employee will not expire or be forfeited or annulled because of such termination and, in each such case, without being terminated for cause.

(27) "Year" means calendar year.

III. ADMINISTRATION

(l) The Plan shall be administered by the Committee, which shall have authority:
    (a) to determine the employees of the Company to whom, and the times at which, awards shall be granted, and the number of shares to be subject to each such award, taking into account the nature of services rendered by the particular employee, the employee's potential contribution to the long- term success of the Company and such other factors as the Committee in its discretion shall deem relevant;
    (b) to interpret the Plan and to establish rules and regulations relating to it;
    (c) to prescribe the terms and provisions of the awards; and
    (d) to make all other determinations necessary or advisable in order to administer the Plan.

(2) The Committee may delegate to the Chief Executive Officer and/or to other senior officers of the Company its duties under the Plan pursuant to such conditions and limitations as the Committee may establish, except that only the Committee may make any awards or determinations regarding grants to reporting persons.

(3) All decisions of the Committee upon questions concerning the Plan, or any award, shall be binding and conclusive upon the individual employees involved and all persons claiming under them.
(4) With respect to reporting persons, transactions under the Plan are intended to comply with all applicable conditions of Rule 16b-3. To the extent any provision of the Plan or any action by an authority under the Plan fails to so comply, such provision or action shall, without further action by any person, be deemed to be automatically amended to the extent necessary to effect compliance with Rule 16b-3, provided that if such provision or action cannot be amended to effect such compliance, such provision or action shall be deemed null and void, to the extent permitted by law and deemed advisable by the appropriate authority. Each award to a reporting person under the Plan shall be deemed issued subject to the foregoing qualification.

(5) An award under the Plan is not transferable except, as provided in the award, by will or the laws of descent and distribution, and is not subject, in whole or in part, to attachment, execution, or levy of any kind. The designation by a grantee of a designated beneficiary shall not constitute a transfer.

(6) Any rights with respect to an award granted under the Plan existing after the grantee dies are exercisable by the grantee's designated beneficiary or, if there is no designated beneficiary, by the grantee's personal representative.

(7) Except as otherwise provided herein, a particular form of award may be granted to an eligible employee either alone or in addition to other awards hereunder. The provisions of particular forms of award need not be the same with respect to each recipient.

(8) The Plan and all action taken under it shall be governed by the laws of the State of Delaware.

IV. TERM

     The term of the Plan begins on the date stockholder approval of the Plan is obtained and ends on the tenth anniversary of that date.

 V. SHARES SUBJECT TO THE PLAN

     Subject to the provisions of Section VI, the aggregate number of shares of the Common Stock of the Company which may be effectively issued under the Plan shall not exceed 750,000 shares. Any shares of Common Stock to be delivered by the Company under the Plan shall be issued from authorized but unissued shares of Common Stock or from treasury stock acquired by the Company at the discretion of the Committee. In the event that any award expires, lapses or terminates without issuance of shares or other con sideration, the shares of Common Stock allocable to such award shall again be available for issuance under the Plan.

VI. ADJUSTMENTS

     Whenever a stock split, stock dividend, or other relevant change in capitalization which the

Committee determines to be dilutive to outstanding awards occurs:
(l) the number of shares that can thereafter be obtained under outstanding awards and the purchase price per share, if any, under such awards, and

(2) every number of shares used in determining whether a particular award is grantable thereafter, shall be adjusted as the Committee determines is appropriate.

VII. STOCK OPTIONS

     One or more stock options may be granted to any eligible employee. Each stock option so granted shall be subject to such terms and conditions as the Committee shall impose, which shall include the following:

(l) The exercise price per share shall be specified by the grant, but shall in no instance be less than l00 percent of fair market value at the time of grant. Payment of the exercise price shall be made in cash, shares, or other consideration in accordance with the terms of the Plan and any applicable regulations of the Committee in effect at the time and valued at fair market value on the date of exercise of the stock option.

(2) If the grantee has not terminated, the stock option shall become exercisable at the time or times specified by the grant. If the grantee has terminated before a stock option or portion thereof becomes exercisable, that stock option or portion thereof shall be forfeited and shall never become exercisable. Except as otherwise specified by the grant, a stock option shall become immediately exercisable in full upon the death of the grantee.

(3) Any stock option or portion thereof that is exercisable is exercisable for the full amount or for any part thereof, except as otherwise provided by the grant.

(4) Each stock option ceases to be exercisable, as to any share, when the stock option is exercised to purchase that share, or when a related SAR is exercised either by the holder or automatically in accordance with its terms, or when the stock option expires. To the extent an SAR included in a stock option is exercised, such stock option shall be deemed to have been exercised and shall not be deemed to have expired.

(5) A stock option or portion thereof that is exercisable shall expire in the following situations:
     (a) if the grantee is then living, it shall expire at the earliest of:
         (i) ten years after it is granted,
         (ii) five years after the grantee terminates normally, or
         (iii) any earlier time specified by the grant;
     (b) if the grantee terminates, but does not terminate normally, it shall expire at the time of termination;
     (c) if the grantee is determined to have engaged in detrimental activity, it shall expire as of the date of such determination; or

     (d) if the grantee dies, it shall expire at the earlier of:
         (i) three years after the grantee's death, or
         (ii) any earlier time specified by the grant;
     but, in any case, no later than ten years after it is granted.

(6) Except to the extent otherwise specified in this Section VII(6), stock options granted hereunder may be designated as ISOs. To the extent that the aggregate fair market value of shares with respect to which stock options designated as ISOs are exercisable for the first time by any grantee during any year (under all plans of the Company and any affiliate thereof) exceeds $100,000, such stock options shall be treated as not being ISOs. The foregoing shall be applied by taking stock options into account in the order in which they were granted. For the purposes of the foregoing, the fair market value of any share shall be determined as of the time the stock option with respect to such share is granted. In the event the foregoing results in a portion of a stock option designated as an ISO exceeding the above $100,000 limitation, only such excess shall be treated as not being an ISO.

VIII. STOCK APPRECIATION RIGHTS

(l) An SAR may be granted to an eligible employee as a separate award or as a component of another award. Any such SAR shall be subject to such terms and conditions as the Committee shall impose, which shall include provisions that (a) such SAR shall entitle the holder thereof, upon exercise thereof in accordance with such SAR and the regulations of the Committee, to receive from the Company that number of shares having an aggregate value equal to the excess of the fair market value, at the time of exercise of such SAR, of one share over the exercise price per share specified by the grant of such SAR (which shall in no instance be less than l00 percent of the fair market value at the time of grant) times the number of shares specified in such SAR, or portion thereof, which is so exercised; and (b) such SAR shall be exercisable, or be forfeited or expire, upon the same conditions set forth for freestanding options in Section VII, paragraphs(2),(3),(4) and (5).

(2) Any stock option granted under the Plan may include an SAR, either at the time of grant or by amendment. An SAR included in a stock option shall be subject to such terms and conditions as the Committee shall impose, which shall include provisions that (a) such SAR shall be exercisable to the extent, and only to the extent, the stock option is exercisable; and (b) such SAR shall entitle the optionee to surrender to the Company unexercised the stock option in which the SAR is included, or any portion thereof, and to receive from the Company in exchange therefor that number of shares having an aggregate value equal to the excess of the fair market value, at the time of exercise of such SAR, of one share over the exercise price specified in such stock option times the number of shares specified in such stock option, or portion thereof, which is so surrendered.

(3) In lieu of the right to receive all or any specified portion of such shares, an SAR may entitle the holder thereof to receive the cash equivalent thereof as specified by the grant.

(4) An SAR may provide that such SAR shall be deemed to have been exercised at the close of business on the business day preceding the expiration of such SAR or the related stock option, if any, if at such time such SAR has positive value and would have expired in accordance with the conditions set forth in Section VII(5)(a).

IX. RESTRICTED STOCK

(l) An award of restricted stock may be granted hereunder to an eligible employee, for no cash consideration, for such minimum consideration as may be required by applicable law, or for such other consideration as may be specified by the grant. The terms and conditions of restricted stock shall be specified by the grant.

(2) Any restricted stock issued hereunder may be evidenced in such manner as the Committee in its sole discretion shall deem appropriate, including, without limitation, book-entry registration or issuance of a stock certificate or certificates. In the event any stock certificate is issued in respect of shares of restricted stock awarded hereunder, such certificate shall bear an appropriate legend with respect to the restrictions applicable to such award.

(3) Except as otherwise specified by the grant, if a holder of record of restricted stock terminates, but does not terminate normally, all shares of restricted stock (whether or not stock certificates have been issued) then held by such holder and then subject to restriction shall be forfeited by such holder and reacquired by the Company. Except as otherwise specified by the grant, if a holder of record of restricted stock terminates normally or dies, any and all remaining restrictions with respect to such restricted stock shall expire. Notwithstanding the foregoing, if a holder of record of restricted stock is determined to have engaged in detrimental activity, all shares of restricted stock (whether or not stock certificates have been issued) then held by such holder and then subject to restriction shall be forfeited by such holder as of the date of such determination and shall be reacquired by the Company.

 X. PERFORMANCE AWARDS

(1) Performance awards may be granted hereunder to an eligible employee, for no cash consideration, for such minimum consideration as may be required by applicable law, or for such other consideration as may be specified by the grant. The terms and conditions of performance awards, which may include provisions establishing performance periods, performance criteria to be achieved during a performance period, and maximum or minimum settlement values, shall be specified by the grant.

(2) Performance awards may be valued by reference to the value of Common Stock of the Company or according to any other formula or method. Performance awards may be paid in cash, shares, or other consideration, or any combination thereof. The extent to which any applicable performance criteria have been achieved shall be conclusively determined by the Committee. Performance awards may be payable in a single payment or in installments and may be payable at a specified date or dates or upon attaining performance criteria.

(3) Except as otherwise specified by the grant, if the grantee terminates, but does not terminate normally, any performance award or installment thereof not payable prior to the grantee's termination shall be annulled as of the date of termination. If the grantee is determined to have engaged in detrimental activity, any performance award or installment thereof not payable prior to the date of such determination shall be annulled as of such date .

XI. INCENTIVE SHARES

(l) An incentive award may be granted hereunder in the form of shares. Incentive shares may be granted to an eligible employee for no cash consideration, for such minimum consideration as may be required by applicable law, or for such other consideration as may be specified by the grant. The terms and conditions of incentive shares shall be specified by the grant.

(2) Incentive shares may be paid to the grantee in a single installment or in installments and may be paid at the time of the grant or deferred to a later date or dates. Each grant shall specify the time and method of payment as determined by the Committee, provided that no such determination shall authorize delivery of shares to be made later than the tenth anniversary of the grantee's date of termination. The Committee, by amendment of the grant prior to delivery, can modify the method of payment for any incentive shares, provided that the delivery of any incentive shares shall be completed not later than the tenth anniversary of the grantee's date of termination.

(3) If any incentive shares are payable after the grantee dies, such shares shall be payable (a) to the grantee's designated beneficiary or, if there is no designated beneficiary, to the grantee's personal representative, and (b) either in the form specified by the grant or otherwise, as may be determined in the individual case by the Committee under the Plan.

(4) Any grant of incentive shares is provisional, as to any share, until delivery of the certificate representing such share. If, while the grant is provisional:
      (a) the grantee terminates, but does not terminate normally, or
      (b) the grantee is determined to have engaged in detrimental activity, the grant shall be annulled as of the date of termination, or the date of such determination, as the case may be.

XII. DIVIDEND EQULVALENT RIGHTS; INTEREST EQULVALENTS

(l) A DER may be granted hereunder to an eligible employee, as a component of another award or as a separate award. The terms and conditions of DERs shall be specified by the grant. Dividend equivalents credited to the holder of a DER may be paid currently or may be deemed to be reinvested in additional shares (which may thereafter accrue additional dividend equivalents). Any such reinvestment shall be at fair market value at the time thereof. DERs may be settled in cash or shares or a combination thereof, in a single installment or installments. A DER granted as a component of another award may provide that such DER shall be settled upon exercise, settlement, or payment of, or lapse of restrictions on, such other award, and that such DER shall expire or be forfeited or annulled under the same conditions as such other award. A DER granted as a component of another award may also contain terms and conditions different from such other award.

(2) Any award under the Plan that is settled in whole or in part in cash on a deferred basis may provide by the grant for interest equivalents to be credited with respect to such cash payment. Interest equivalents may be compounded and shall be paid upon such terms and conditions as may be specified by the grant .

XIII.OTHER AWARDS

     Other forms of award based on, payable in, or otherwise related in whole or in part to shares may be granted to an eligible employee under the Plan if the Committee determines that such awards are consistent with the purposes and restrictions of the Plan. The terms and conditions of such awards shall be specified by the grant. Such awards shall be granted for no cash consideration, for such minimum consideration as may be required by applicable law, or for such other consideration as may be specified by the grant.

XIV. AMENDMENTS TO THE PLAN

     The Board can from time to time amend or terminate the Plan, or any provision thereof, except that approval of the stockholders of the Company shall be required for any amendment (l) to increase the maximum number of shares that may be effectively granted as awards hereunder; (2) to decrease the minimum exercise price per share of a stock option or SAR; or (3) for which such approval is otherwise necessary to comply with Rule 16b-3 or any other applicable law, regulation, or listing requirement, or to qualify for an exemption or characterization that is deemed desirable by the Board.

XV. WITHHOLDING TAXES

    The Company shall have the right to deduct from any cash payment made under the Plan any federal, state or local income or other taxes required by law to be withheld with respect to such payment. It shall be a condition to the obligation of the Company to deliver shares or securities of the Company upon exercise of a stock option or SAR, upon settlement of a performance award or DER, upon delivery of restricted stock or incentive shares, or upon exercise, settlement, or payment of any other award under the Plan, that the grantee of such award pay to the Company such amount as may be requested by the Company for the purpose of satisfying any liability for such withholding taxes. Any award under the Plan may provide by the grant that the grantee of such award may elect, in accordance with any applicable regulations of the Committee, to pay a portion or all of the amount of such minimum required or additional permitted withholding taxes in shares. The grantee shall authorize the Company to withhold, or shall agree to surrender back to the Company, on or about the date such withholding tax liability is determinable, shares previously owned by such grantee or a portion of the shares that were or otherwise would be distributed to such grantee pursuant to such award having a fair market value equal to the amount of such required or permitted withholding taxes to be paid in shares.

                                                                      APPENDIX

                             PROXY           PROXY

                            LIFE TECHNOLOGIES, INC.
               THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS
      FOR THE ANNUAL MEETING OF THE STOCKHOLDERS TO BE HELD APRIL 11, 1995
Joseph C. Stokes, Jr. and J. Stark Thompson, and each of them acting without the other, as the true and lawful attorneys, agents and proxies of the undersigned, with full power of substitution, are hereby authorized to represent and to vote as designated below, all shares of Common Stock of Life Technologies, Inc. (the "Company") held of record by the undersigned on February 17, 1995, at the Annual Meeting of Stockholders to be held at 11:00 a.m., local time, on Tuesday, April 11, 1995, at The Rockefeller Center Club, 30 Rockefeller Plaza, New York, New York or at any adjournment thereof. Any and all proxies heretofore given are hereby revoked.

UNLESS OTHERWISE SPECIFIED, THIS PROXY WILL BE VOTED FOR THE PROPOSALS SET FORTH IN THE PROXY STATEMENT.

1.ELECTION OF DIRECTORS
Nominees: Kathleen Burdett, Betzy Z. Cohen and J. Stark Thompson for three-year terms.
[_] For all listed nominees     [_] Withhold Authority to vote for the listed
    (except for nominee(s)      nominees.
    whose name(s) appear(s)
    below):
____________________________
____________________________

2.APPROVAL OF THE COMPANY'S 1995 LONG-TERM INCENTIVE PLAN.

  [_]  For [_]  Against [_]  Abstain

3. RATIFICATION OF THE APPOINTMENT OF COOPERS & LYBRAND LLP AS INDEPENDENT AUDITORS OF THE COMPANY FOR FISCAL YEAR 1995.

  [_]  For [_]  Against [_]  Abstain

Discretionary authority is hereby granted with respect to such other matters as may properly come before the Annual Meeting.

Date: _________, 1995               ___________________________
Important: Each joint                        Signature
owner shall sign.
Executors,
administrators,
trustees, etc., should
give full title.

The above-signed                    ___________________________
acknowledges receipt of             Signature (if held jointly)
the Notice of Annual
Meeting of Stockholders
and the Proxy Statement
furnished therewith.